                                                                    EXHIBIT 4.3



                                 PETER J. OUIMET


                                       AND


                                 JOHANNE OUIMET


                                       AND


                                   MARC OUIMET


                                       AND


                                  SOPHIE OUIMET
                                  (AS VENDORS)


                                       AND


                               156499 CANADA INC.
                               (AS THE PURCHASER)



                            SHARE PURCHASE AGREEMENT





                                  MAY 24, 2002





                                STIKEMAN ELLIOTT


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                            SHARE PURCHASE AGREEMENT

         Share Purchase Agreement effective as of November 25, 2001, between 156499 Canada Inc., a corporation incorporated under the laws of Canada ("PURCHASER"), on the one hand, and Peter J. Ouimet, Johanne (sometimes spelled "Joanne") Ouimet, Marc Ouimet and Sophie Ouimet ("VENDORS"), on the other hand.

         WHEREAS Purchaser wishes to acquire the minority interest in the capital of Argo Steel Ltd. ("ARGO STEEL") held by 165948 Canada Inc. (the "CORPORATION"), Dino Marra and McKendwell Investments Inc., representing 49.125% of the issued and outstanding shares of Argo Steel;

         WHEREAS Purchaser intends to enter into, concurrently with this Agreement, share purchase agreements with each of Dino Marra and the shareholders of McKendwell Investments Inc. in order to acquire, directly or indirectly, all of the said minority interest in the capital of Argo Steel;

         WHEREAS the Corporation is the legal and beneficial owner of shares in the capital of Argo Steel;

         WHEREAS Vendors are the legal and beneficial owners of an aggregate of 20 common shares and 100 preferred shares in the share capital of the Corporation, being all of the issued and outstanding shares of the Corporation (the "PURCHASED SHARES");

         AND WHEREAS Purchaser wishes to acquire from Vendors all of the Purchased Shares, and Vendors wish to transfer the Purchased Shares to Purchaser in order for Purchaser to acquire indirectly the Argo Steel Shares (as hereinafter defined), the whole upon and subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants herein contained, it is agreed between the parties as follows:

                            ARTICLE 1 INTERPRETATION

1.1      DEFINED TERMS.

         Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following capitalized terms shall have the following meanings, respectively, unless the context otherwise requires:

(a)      "ACCOUNTANTS" has the meaning ascribed to it in Section 2.4.

(b)      "ACCOUNTS RECEIVABLE" has the meaning ascribed to it in Section 2.8.

(c) "AGREEMENT" means this Share Purchase Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "HEREIN", "HEREOF", "HERETO",


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                                      -2-


         "HEREUNDER" and similar expressions mean and refer to this Agreement and not to any particular Article, Section or other subdivision; "ARTICLE", "SECTION" or other subdivision of this Agreement means and refers to the specified Article, Section or other subdivision of this Agreement.

(d)      "ARGO STEEL" means Argo Steel Ltd.

(e) "ARGO STEEL SHARES" means the seventy-four (74) common shares in the capital of Argo Steel legally and beneficially owned by the Corporation.

(f) "AUTHORIZATION" means, with respect to any Person, any order, permit, approval, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

(g) "BOOKS AND RECORDS" means all books of account, tax records, and all other documents, files, correspondence and other information of the Corporation whether in writing or electronic form.

(h) "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which the principal commercial banks in Montreal, Quebec are not open for business during normal business hours.

(i) "CAUSE" means any act or omission of an employee which would in law permit an employer to, without notice or pay in lieu of notice, terminate the employment of an employee.

(j) "CLOSING" means the completion of the transactions contemplated in this Agreement.

(k)      "CLOSING DATE" means the date hereof.

(l) "CORPORATE RECORDS" means the corporate records of the Corporation, including (i) all constating documents and by-laws, (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees), and (iii) the share certificate books, securities register, register of transfers and register of directors.

(m)      "CORPORATION" means 165948 Canada Inc.

(n)      "DAMAGES" has the meaning ascribed to it in Section 4.1.

(o) "FINANCIAL STATEMENTS" shall mean the unaudited financial statements for the Corporation as at December 31, 2001 and December 31, 2000, respectively, consisting in each case of a balance sheet and the accompanying statements of income, retained earnings and changes in financial position for the period then ended and notes to the financial statements, a copy of which financial statements is annexed hereto as
         SCHEDULE 3.1(p).


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                                      -3-


(p)      "FORMULA" has the meaning ascribed to it in Section 2.6.

(q) "GOVERNMENTAL ENTITY" means any (i) multinational, national, federal, provincial, state, municipal, special administrative region, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or
         (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

(r) "INCAPACITY" means in respect of a person, any incapacity or disability of such severity that such person shall be unable to attend his duties with his employer for more than four (4) consecutive months or for six
         (6) months out of any period of fifteen (15) consecutive months.

(s) "LAWS" shall mean (i) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international; (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, and awards of any Governmental Entity; and (iii) all policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Party or Person referred to in the context in which such word is used; and "LAW" shall mean any one of them.

(t) "LIEN" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

(u)      "NOTICE OF DISPUTE" shall have the meaning ascribed to it in Section
         2.4.

(v) "ORDINARY COURSE" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

(w)      "PARTIES" means Purchaser and Vendors.

(x) "PERSON" means a natural person, partnership, limited liability partnership, corporation, joint stock corporation, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

(y) "PRETAX PROFITS" means the sum of (i) pretax profits as reflected in the Unaudited Financial Statements for a given Year, prepared consistent with past practice and before deduction of management fees to Purchaser or its affiliates and bonuses paid to Peter J. Ouimet, Dino Marra, and Christopher H. Pickwoad as they appear in such statements, and (ii) an amount equal to the interest on an amount equal to any dividend paid by Argo Steel from the Closing to the last Saturday in November 2004, calculated monthly


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                                      -4-


         at Argo Steel's working capital borrowing rate from the date of payment of the dividend to the last Saturday in November 2004.

(z) "PRIME RATE" means the prime rate of interest in effect from time to time at the Royal Bank of Canada.

(aa)     "PRO RATA SHARE" has the meaning ascribed to it in Section 2.3.

(bb)     "PURCHASE PRICE" has the meaning ascribed thereto in Section 2.2.

(cc)     "PURCHASE PRICE INCREASE" has the meaning ascribed to it in Section
         2.5.

(dd)     "PURCHASED SHARES" has the meaning ascribed to it in the preamble.

(ee)     "SPECIAL MATTERS" has the meaning ascribed to it in Section 2.10.

(ff)     "TAXES" has the meaning ascribed to it in Section 3.1(l).

(gg)     "TAX RETURNS" has the meaning ascribed to it in Section 3.1(l).

(hh)     "THIRD PARTY AUDITOR" has the meaning ascribed in Section 2.4

(ii)     "UNAUDITED FINANCIAL STATEMENTS" has the meaning ascribed to it in
         Section 2.4.

(jj)     "YEAR" has the meaning ascribed to it in Section 2.5.

1.2      INCORPORATION OF SCHEDULES.

         The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

                                    ARTICLE 2
                       PURCHASED SHARES AND PURCHASE PRICE

2.1      PURCHASE AND SALE.

         Subject to the terms and conditions of this Agreement, Vendors hereby sell, assign and transfer to Purchaser and Purchaser hereby purchases from Vendors the Purchased Shares.

2.2      PURCHASE PRICE.

         The purchase price (the "PURCHASE PRICE") payable by Purchaser to Vendors for the Purchased Shares shall be an amount equal to $4,788,970.89, or such amount to which it may be adjusted pursuant to Sections 2.5, 2.7 and 2.8.


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                                      -5-


2.3      PAYMENT OF THE PURCHASE PRICE.

         Subject to Section 2.9, the Purchase Price shall be paid by Purchaser to Vendors in the proportion set out beside each of Vendors' respective names in
SCHEDULE 2.3 ("PRO RATA SHARE") as follows:

         (i) at Closing an aggregate of $2,394,485.44 by certified checks or bank drafts;

         (ii) on January 7, 2003 an aggregate of $2,394,485.44 plus interest calculated at Prime Rate from May 24, 2002 by certified checks or bank drafts; and

         (iii) the balance of the Purchase Price, if any, shall be determined and paid in accordance with Sections 2.5, 2.7 and 2.8.

2.4      POST-CLOSING ADJUSTMENT.


         Forthwith after the last Saturday of November of each of the years 2002, 2003 and 2004, Argo Steel shall instruct Messrs. Raymond Chabot Grant Thornton (the "ACCOUNTANTS") to prepare unaudited financial statements which shall be those financial statements of Argo Steel which shall be included in the audited consolidated financial statements of Novamerican Steel Inc., the ultimate parent of Argo Steel, and which shall show, INTER ALIA, the Pretax Profit for the fiscal year then ended (the "UNAUDITED FINANCIAL STATEMENTS"). The Unaudited Financial Statements shall be prepared in accordance with generally accepted accounting principles in Canada, applied on a basis consistent with prior periods and consistent throughout the periods involved. Argo Steel shall instruct the Accountants to produce the Unaudited Financial Statements and Argo Steel shall deliver them to Purchaser and Vendors within forty-five (45) calendar days after the fiscal year end for each of the years 2002, 2003 and 2004.

         If any of Purchaser or Vendors wishes to dispute any matter in any of the Unaudited Financial Statements, it may do so by notice ("NOTICE OF Dispute") to the other(s) given within fifteen (15) calendar days of the delivery of such Unaudited Financial Statements to Purchaser and Vendors. The Notice of Dispute shall specify the basis for each objection and the dollar amount involved. The Parties shall use their best efforts to amicably resolve any matters identified in a Notice of Dispute as promptly as practicable. If any such dispute shall not have been resolved within thirty (30) calendar days following the date on which the Notice of Dispute is given, then either Party may refer such unresolved matters to Messrs. Deloitte & Touche (the "THIRD PARTY AUDITORS") for resolution. The determination of the Third Party Auditors shall be made within thirty (30) calendar days after the matter has been referred to them. If no Notice of Dispute is given within the delay prescribed above, such Unaudited Financial Statements shall be final and binding on the Parties as of and from the date of such delivery. If a Notice of Dispute is given in accordance with this Section 2.4, then the Accountants shall, forthwith following the decision of the Third Party Auditors, amend the Unaudited Financial Statements to reflect the decision of the Third Party Auditor and deliver the Unaudited Financial Statements to the Parties, and such Unaudited Financial Statements shall be final and binding on the Parties as of and from the date of such delivery.

         The fees and disbursements of the Accountants shall be paid by Argo Steel and the fees and disbursements of the Third Party Auditors shall be shared one half by Purchaser and one half by Vendors.


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                                      -6-


2.5      PURCHASE PRICE ADJUSTMENT.

(a) Subject to Sections 2.5 (b) and 2.6 below, the Purchase Price shall be increased (the "PURCHASE PRICE INCREASE") by an amount equal to 7.532% of the Pretax Profits, if any, as reflected in the Unaudited Financial Statements for each of the fiscal years ending as of the last Saturday in November in each of the years 2002, 2003 and 2004, up to a maximum of $188,300 for each of the three fiscal years (the "YEAR"). Any Purchase Price Increase shall be payable by Purchaser to Vendors, within ten (10) calendar days of the date on which the Unaudited Financial Statements become final and binding on the Parties and shall be made in accordance with their Pro Rata Share.

(b) In the event the Unaudited Financial Statements in a given Year reflect losses incurred by Argo Steel, such losses shall be carried forward and shall offset any Pretax Profit for any subsequent Year, for the purposes of calculating the Purchase Price Increase, if any, in such subsequent Year.

2.6      TERMINATION OF EMPLOYMENT.

(a) In the event, within a given Year, (i) that Peter J. Ouimet resigns from his employment with Argo Steel, (ii) that his employment is terminated by Argo Steel for Cause or, (iii) subject to Section 2.6(b), that he fails to devote his full time and attention to the business and affairs of Argo Steel during normal business hours for any reason, Vendors shall not be entitled to any Purchase Price Increase for such Year, or for any subsequent Year.

(b) In the event Peter J. Ouimet dies or suffers an Incapacity within a given Year, then the amount of the Purchase Price Increase, if any, for such Year shall be an amount equal to the result obtained when the Formula is applied, it being understood that Vendors shall not be entitled to any Purchase Price Increase in any subsequent Year. For greater certainty, in no event shall the Purchase Price Increase in any Year be greater than $188,300.

         For the purpose of this Section 2.6 (b) "FORMULA" shall mean (AxB) x (C/D), where:

         A = 7.532%;

         B = pretax profits as reflected in the Unaudited Financial Statements for the Year with respect to which the Purchase Price Increase is being calculated;
         C = the number of days from the beginning of the Year to the date of Pierre J. Ouimet's death or Incapacity; and

         D = 365.

2.7      MONTSTEEL PROVISION.

                  The Parties hereto acknowledge that as at November 24, 2001, an amount equal to $751,629 was reflected on Argo Steel's balance sheet as being payable to Montsteel and this indebtedness is being disputed by Argo Steel. In the event a final decision not subject to appeal is rendered with respect to the amount payable by Argo Steel to Montsteel, then the Purchase Price shall be increased by an amount equal to 37% of the


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                                      -7-


         amount by which $751,629 exceeds the amount determined by the final decision to be payable by Argo Steel to Montsteel, including the applicable cost to Argo Steel of arbitration, litigation and other related charges incurred after November 24, 2001. Such amount shall be payable by Purchaser to Vendors in accordance with their Pro Rata Share.

2.8      ACCOUNTS RECEIVABLE.

                  The parties acknowledge that from Argo Steel's accounts receivable as at November 24, 2001, which accounts receivable are set out in SCHEDULE 2.8 (the "ACCOUNTS RECEIVABLE"), an amount equal to $130,000 was established as a provision for uncollectable accounts receivable in Argo Steel's unaudited financial statements as at November 24, 2001. In the event that more than $130,000 of the Accounts Receivable remain uncollected by November 28, 2003, then an amount equal to 37% of the amount by which such uncollected receivables exceed $130,000 shall immediately be payable by Vendors to Purchaser and the Purchase Price shall be adjusted accordingly. In the event that less than $130,000 of the uncollected Accounts Receivable remain uncollected by November 28, 2003, then an amount equal to 37% of the amount by which $130,000 exceeds such uncollected receivables shall immediately be payable by Purchaser to Vendors and the Purchase Price shall be adjusted accordingly. If, after November 28, 2003 Purchaser or Argo Steel receives any payment on account of such uncollected Accounts Receivable, Purchaser or Argo Steel shall forthwith pay an amount equal to 37% of such payment, after related recovery or collection expenses, to Vendors in accordance with their Pro Rata Share.

2.9      SALE OF SHARES IN ARGO STEEL.

                  In the event Purchaser sells or causes the Corporation to sell all or part of its shares in the capital of Argo Steel on or prior to January 7, 2003, then the portion of the Purchase Price due to Vendors pursuant to Section 2.3(ii) shall immediately become payable. Any sale of such shares in the capital of Argo Steel shall include an obligation on the part of the purchaser of such shares to pay the portion of the Purchase Price that may become due to Vendors pursuant to Section 2.3(iii) of this Agreement; it being understood, however, that Purchaser shall remain solidarily liable with such purchaser for such obligation.

2.10     GUARANTEE.

(a) The Purchaser shall provide, concurrently to the execution of this Agreement, a joint and several guarantee by its parent, Novamerican Steel Inc. of the amount and interest due under Section 2.3(ii).

2.11     ACKNOWLEDGEMENT.

         Vendors hereby acknowledge and accept that:

         (i) Argo Steel will not be renewing its present lease and will be moving to 2175 Hymus Blvd., Dorval, Quebec, H9P 1J8, the premises currently occupied by Nova Steel Ltd. ("NOVA STEEL");


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                                      -8-


         (ii) Argo Steel intends to transfer its hot rolled business to Nova Steel, in exchange for Nova Steel's business at its said Dorval premises with respect to its (i) coated, cold rolled, galvanized and other carbon steel products, and (ii) pre-paint, ni-terne and similar coated products;

         (iii) Argo Steel may move and/or upgrade all equipment associated with the business transferred from Nova Steel; and

         (iv) Argo Steel intends to expand its existing operations in Brampton, Ontario.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1      REPRESENTATIONS AND WARRANTIES OF VENDORS.

         Vendors solidarily (jointly and severally) represent and warrant as follows to Purchaser and acknowledge and confirm that Purchaser is relying upon such representations and warranties in connection with the purchase by Purchaser of the Purchased Shares:

(a) TITLE TO PURCHASED SHARES. Each Vendor is the registered, legal and beneficial owner of the number and class of shares held by it as set forth in SCHEDULE 3.1(A) and has good and valid title thereto, free and clear of all Liens. Upon Closing, Purchaser will have good and valid title to the Purchased Shares, free and clear of all Liens.

(b) NO OPTIONS. Neither the Purchased Shares nor the Argo Steel Shares are subject to any options, rights of first refusal or similar rights which would render the consent of any third party necessary for the completion of the transaction contemplated herein.

(c) NO OTHER SECURITIES. Vendors have no outstanding options, securities, loans or notes convertible or exchangeable for any shares or other securities of the Corporation, other than the Purchased Shares. Neither Vendors nor the Corporation have any outstanding option, security, loan or note convertible or exchangeable for any shares or other securities of Argo Steel, other than the Argo Steel Shares.

(d) ENFORCEABILITY OF OBLIGATIONS. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of each of Vendors, enforceable against each of them in accordance with its terms.

(e) RESIDENCE OF VENDORS. Each of the Vendors is not a non-resident of Canada within the meaning of the INCOME TAX ACT (Canada) (the "ITA").

(f) INCORPORATION AND QUALIFICATION. The Corporation is a corporation incorporated, organized, in good standing and existing under the Laws of its jurisdiction of incorporation and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement.


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                                      -9-


(g) AUTHORIZED AND ISSUED CAPITAL. The authorized capital of the Corporation consists of an unlimited number of common shares of which 20 common shares and 100 preferred shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable. All of the Purchased Shares have been issued in compliance with all applicable Laws including, without limitation, applicable securities Laws.

(h) REQUIRED AUTHORIZATIONS. There is no requirement to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity or Person as a condition to the lawful completion of the transactions contemplated by this Agreement.

(i) TITLE TO ARGO STEEL SHARES. The Corporation is the registered, legal and beneficial owner of the Argo Steel Shares with a good and valid title thereto, free and clear of all Liens.

(j) NO SUBSIDIARIES. The Corporation has no subsidiaries and, other than the Argo Steel Shares, holds no shares or other ownership, equity or proprietary interests in any other Person.

(k) NO OTHER AGREEMENTS TO PURCHASE. Except for Purchaser's rights under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for (i) the purchase or acquisition from Vendors of any of the Purchased Shares, (ii) the purchase or acquisition from the Corporation of any of the Argo Steel Shares, or (iii) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of the Corporation.

(l)      TAX MATTERS:

         (i) DEFINITION OF TAXES - For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean (A) any and all federal, state, provincial, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities including Canada Pension Plan and Provincial Pension Plan contributions and unemployment insurance contributions and employment insurance contributions and workman's compensation and deductions at source, including taxes based upon or measured by gross receipts, income, profits, sales, capital use and occupation, good and services, and value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts and (B) any liability for the payment of any amounts of the type described in clause (A) of this Section 3.1(l)(i) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

         (ii) COMPUTATION, PREPARATION AND PAYMENT - The Corporation has correctly computed all Taxes, prepared and duly and timely filed all federal, state,


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                                      -10-


                  provincial, municipal, local and foreign returns, estimates, information statements, elections, designations, reports and any other related filings ("TAX RETURNS"), required to be filed by it, has timely paid all Taxes which are or may become due and payable and has made adequate provision in the Financial Statements for the period ended December 31, 2001 for the payment of all Taxes which are or may become due and payable for any taxation year ending on or prior to the Closing Date. The Corporation has made adequate and timely instalments of Taxes required to be made.

         (iii) ACCRUED TAXES - With respect to any periods for which Tax Returns have not yet been required to be filed or for which Taxes are not yet due and payable, the Corporation has only incurred liabilities for Taxes in the Ordinary Course and in a manner and at a level consistent with prior periods. Tax returns, reports, elections, designations and any other filings required to be filed for any period ending up to the Closing Date will correctly be prepared and duly and timely filed by Vendors.

         (iv) STATUS OF ASSESSMENTS - All Tax returns of the Corporation have been assessed through and including each of the dates set forth in SCHEDULE 3.1(L)(IV) annexed hereto, and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax by the Corporation or any outstanding objections to any assessment or reassessment of Taxes. Any deficiencies proposed as a result of such assessments or reassessments of the Tax returns through and including the dates set forth in SCHEDULE 3.1(L)(IV) annexed hereto have been paid and settled.

         (v) WITHHOLDINGS -The Corporation has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under the appropriate legislation, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by the Corporation will be retained in their respective accounts and will be remitted by them to the appropriate authorities when due.

         (vi) COLLECTION AND REMITTANCE - The Corporation has collected from each receipt from any of the past and present customers (or other Persons paying amounts to the Corporation) the amount of all Taxes (including goods and services tax and provincial sales taxes) required to be collected and has paid and remitted such Taxes when due, in the form required under the appropriate legislation or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by the Corporation will be retained in their respective accounts and remitted by them to the appropriate authorities when due.

         (vii) ASSESSMENTS - The Corporation is not or to the knowledge of Vendors will not be subject to any assessments, reassessment, levies, penalties or interest with respect to Taxes which will result in any liability on its part in respect of any period ending on or prior to the Closing Date.


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                                      -11-


         (viii) JURISDICTIONS OF TAXATION - The Corporation has not been and is not currently required to file any returns, reports, elections, designations or other filings with any taxation authority located in any jurisdiction outside Canada or outside the province of Quebec.

         (ix) RELATED PARTY TRANSACTIONS - The Corporation has not, or has not been deemed to have for purposes of the ITA, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person, firm or corporation with whom it does not deal at arm's length within the meaning of the ITA.

         (x) FORGIVENESS OF DEBT - The Corporation has not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of their share capital) which could have resulted in the application of Section 80 and following of the ITA.

         (xi) TAX RETURNS - The Corporation has made available to Purchaser or its legal counsel, copies of all foreign, federal, state, provincial, municipal and local income and all state and local sales and use Tax Returns for the Corporation filed for all periods terminating after December 31, 1989.

         (xii) DEDUCTIBILITY - As of the Closing, there will not be any contract, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Corporation that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Corporation as an expense under applicable Law other than reimbursements of a reasonable amount of entertainment expenses and other nondeductible expenses that are commonly paid by similarly situated businesses in reasonable amounts.

         (xiii) TAX BASIS -The Corporation tax basis in its assets (and the undepreciated capital cost of such assets) for purposes of determining its future amortization, depreciation and other Federal or Provincial income Tax deductions is accurately reflected on the Corporation Tax Returns and records.

(m) PAID-UP CAPITAL - The paid-up capital for Tax purposes of each of the Purchased Shares is no less than its stated capital for corporate purposes.

(n) CORPORATE RECORDS. The Corporate Records are complete and accurate, and contain copies of all of the articles, by-laws and resolutions passed by the shareholders and directors of the Corporation since the date of their incorporation.

(o) BOOKS AND RECORDS. All accounting and financial Books and Records have been fully, properly and accurately kept and completed in all material respects. The Books and Records and other data and information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not available to the Corporation in the Ordinary Course.

(p) FINANCIAL STATEMENTS. The Financial Statements have been prepared on a basis consistent with those of previous fiscal years and each fairly, accurately and completely discloses in all material respects (i) the assets, liabilities and obligations (whether accrued, contingent, absolute or otherwise), income, losses, retained earnings, reserves and financial position of the Corporation (ii) the results of operations of the Corporation and (iii) the changes in the financial position of the Corporation all as at the dates and for the periods therein specified. True, correct and complete copies of the Financial Statements are attached as SCHEDULE 3.1(p).

(q) NO LIABILITIES. Except as reflected or reserved against in the balance sheet forming part of the Financial Statements, the Corporation has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise).

3.2      REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser represents and warrants as follows to Vendors and acknowledges and confirms that Vendors are relying upon such representations and warranties in connection with the acquisition by Purchaser of the Purchased
Shares:

(a) INCORPORATION AND QUALIFICATION. Purchaser is a corporation established and existing under the laws of its jurisdiction of incorporation and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement.

(b) VALIDITY OF AGREEMENT. The execution, delivery and performance by Purchaser of this Agreement:

         (i) have been duly authorized by all necessary corporate action on the part of Purchaser;

         (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of the constating documents or by-laws of Purchaser;

         (iii) will not result in the violation of any law, except where such violation would not have a material adverse effect on the transactions contemplated by this Agreement.

(c) EXECUTION AND BINDING OBLIGATION. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                                    ARTICLE 4
                                 INDEMNIFICATION

4.1      VENDORS INDEMNIFICATION IN FAVOUR OF PURCHASER.

         Subject to Section 4.3, Vendors shall solidarily (jointly and severally) indemnify and save each of Purchaser and Corporation harmless of and from any loss, liability, claim, damages of any kind or nature whatsoever or expense (whether or not involving a third-party claim) including legal expenses (collectively, "DAMAGES") suffered by, imposed upon or asserted against Purchaser or Corporation as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

         (i) any failure of Vendors to perform or fulfil any covenant of Vendors under this Agreement;

         (ii) any breach or inaccuracy of any representation or warranty given by Vendors contained in this Agreement;

         (iii) any liabilities or obligations of the Corporation for Taxes due, together with any penalties or interest, in connection with any period ending on or prior to the Closing Date;

         (iv) any liabilities or obligations of the Corporation of any nature whatsoever existing on or arising after the Closing Date in respect of any fact, condition or circumstance existing or occurring on or prior to the Closing Date, other than liabilities or obligations reflected in or reserved against in the Financial Statements;

4.2      PURCHASER INDEMNIFICATION IN FAVOUR OF VENDORS.

         Subject to Section 4.3, Purchaser shall indemnify and save Vendors harmless of and from any Damages suffered by, imposed upon or asserted against Vendors as a result of, in respect of, connected with, or arising out of, under or pursuant to:

         (i) any failure of Purchaser to perform or fulfil any covenant of Purchaser under this Agreement; and

         (ii) any breach or inaccuracy of any representation or warranty given by Purchaser contained in this Agreement.

4.3      TIME LIMITATIONS.

(a) The representations and warranties of Vendors contained in this Agreement shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of Purchaser, shall continue for a period of three years after the Closing, except that:

         (i) the representations and warranties set out in Sections 3.1(d) (Execution and Binding Obligation), 3.1(a) (Title to Purchased Shares), 3.1(i) (Title to Argo Steel

                  Shares), 3.1(e) (Residence of Vendors), 3.1(f) (Incorporation and Qualification), 3.1(g) (Authorized and Issued Capital), and 3.1(k) (No Other Agreement to Purchase) shall survive the Closing and continue in full force and effect without limitation of time;

         (ii) the representations and warranties set out in Sections 3.1(l) (Tax Matters) and 3.1(m) (Paid-up Capital) shall survive for a period of 30 days after the expiration of the statute of limitations applicable to claims relating to such matters; and

         (iii) a claim for any breach of any of the representations and warranties of Vendors contained in this Agreement involving fraud or fraudulent misrepresentation shall survive and continue in full force and effect without limitation of time.

(b) The representations and warranties of Purchaser contained in this Agreement shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of Vendors, shall continue for a period of three years after the Closing except that:

         (i) the representations and warranties set out in Sections 3.2(a) (Incorporation and Qualification) and 3.2(c) (Execution and Binding Obligation) shall survive the Closing and continue in full force and effect without limitation of time; and

         (ii) a claim for any breach of any representations and warranties of Purchaser contained in this Agreement involving fraud or fraudulent misrepresentation shall survive and continue in full force and effect without limitation of time.

(c) The obligations of indemnification set out in Sections, 4.1 and 4.2 shall survive the Closing, except for the obligation of indemnification arising from any incorrectness in, or breach of, any representation or warranty made by Vendors or Purchaser, as the case may be, which in each case shall be subject to the limitations regarding survival of representations and warranties set forth in Sections 4.3(a), or 4.3(b) as the case may be.

4.4      INTEREST.

         The amount of any Damages suffered or incurred by a party being indemnified hereunder (the "INDEMNIFIED PARTY") shall accrue interest at a rate per annum equal to the Prime Rate from the date it is determined that the Indemnified Party incured any such Damages until payment in full by the Party providing for indemnification hereunder (the "INDEMNIFYING PARTY").

4.5      NOTIFICATION.

         Promptly upon obtaining knowledge thereof, the Indemnified Party shall notify the Indemnifying Party of any cause which the Indemnified Party has determined has given or could give rise to indemnification under this Article 4. The omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this Article 4.

4.6      SURVIVAL OF INDEMNIFICATION.

         The obligations and indemnifications set forth herein shall survive the Closing provided, however, that as a condition to the exercise of the right to be indemnified under either Section 4.1(ii) or 4.2(ii) the Indemnified Party shall have given written notice thereof to the Indemnifying Party within the applicable period referred to in Section 4.3.

4.7      REMEDIES.

         The provisions of this Article 4 and any other recourses specifically referred to in this Agreement shall be the sole remedies of the Parties with respect to the matters herein subject, however, to the right of any Party to seek specific performance or any other extraordinary remedy in a court of competent jurisdiction for breaches which give rise to such extraordinary remedies.

                                    ARTICLE 5
                                  MISCELLANEOUS

5.1      NOTICES.

         Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

         (a)      to Purchaser at:

                  156499 Canada Inc.
                  2175 Hymus Boulevard
                  Dorval, Quebec
                  H9P 1J8

                  Attention:   D. Bryan Jones
                  Telephone:   (514) 335-6682
                  Facsimile:   (514) 683-9625



                  with a copy to Stikeman Elliott at:

                  1155, Rene-Levesque Blvd. West
                  40th Floor
                  Montreal, Quebec  H3B 3V2

                  Attention:   Michael L. Richards
                  Telephone:   (514) 397-3010
                  Facsimile:   (514) 397-3222

         (b)      to Vendors:

                  Peter J. Ouimet
                  1850, chemin Grand Lac noir, C. P. E7
                  Laurelle, Quebec
                  J0T 1Y0

                  Attention:   Peter J. Ouimet
                  Telephone:   (450) 226-1453 / (514) 457-3663


                  Johanne Ouimet
                  1850, chemin Grand Lac noir, C. P. E7
                  Laurelle, Quebec
                  J0T 1Y0

                  Attention:   Johanne Ouimet
                  Telephone:   (450) 226-1453 / (514) 457-3663


                  Marc Ouimet
                  73 Beacon Road,
                  Kirkland, Quebec
                  H9J 2E9


                  Attention:   Marc Ouimet
                  Telephone:   (514) 630-6882


                  Sophie Ouimet
                  17 Huntings End Avenue
                  Kanata, Ontario
                  K2M 1L6

                  Attention:   Sophie Ouimet
                  Telephone:   (613) 591-7791


         with a copy to Gascon & Associes at:

                  1100, rue de la Gauchetiere West
                  Suite 280
                  Montreal, Quebec
                  H3B 2S2

                  Attention:   Louis Gascon
                  Telephone:   (514) 879-5606
                  Facsimile:   (514) 879-4659

         Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Montreal time) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

5.2      TIME OF THE ESSENCE.

         Time shall be of the essence of this Agreement.

5.3      THIRD PARTY BENEFICIARIES.

         The Parties intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and no Person other than the Parties to this Agreement shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

5.4      AMENDMENTS.

         This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties.

5.5      WAIVER.

         No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver. No failure on the part of the Parties to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

5.6      NON-MERGER; SURVIVAL.

         Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on, and shall survive, the Closing and, notwithstanding such Closing and any investigation made by or on behalf of any Party, shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

5.7      EMPLOYMENT AGREEMENT AND NON-COMPETITION AGREEMENT.

         Vendors and Purchaser acknowledge that the execution and delivery of this Agreement is conditional upon the concurrent entering into of an employment agreement between Peter J. Ouimet and Argo Steel and a non-competition agreement between Vendors and Argo Steel.

5.8      ENTIRE AGREEMENT.

         This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and therein and neither Purchaser nor Vendors have relied or are relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

5.9      SUCCESSORS AND ASSIGNS.

         This Agreement shall become effective when executed by Purchaser and Vendors and after that time shall be binding upon and enure to the benefit of each of Purchaser and Vendors, and their respective successors and permitted assigns. Vendors may not assign and transfer this Agreement nor any of its rights and obligations under this Agreement without the prior written consent of Purchaser.

5.10     SEVERABILITY.

         If any provision of this Agreement shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

5.11     GOVERNING LAW.

         This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec.

5.12     LANGUAGE.

         The Parties hereto confirm that it is their wish that this Agreement as well as other documents relating hereto have been and shall be drawn up in English only. LES PARTIES AUX PRESENTES CONFIRMENT LEUR VOLONTE QUE CETTE CONVENTION DE MEME QUE TOUS LES DOCUMENTS S'Y RATTACHANT SOIENT REDIGES EN ANGLAIS SEULEMENT.

5.13     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF the parties have executed this Share Purchase Agreement on this 24th day of May 2002.


                                      156499 CANADA INC.



                                      By: /s/ D. Bryan Jones
                                          -------------------------------------
                                          President




                                          /s/ Peter J. Ouimet
                                          -------------------------------------
                                          PETER J. OUIMET




                                          /s/ Johanne Ouimet
                                          -------------------------------------
                                          JOHANNE OUIMET




                                          /s/ Marc Ouimet
                                          -------------------------------------
                                          MARC OUIMET




                                          /s/ Sophie Ouimet
                                          -------------------------------------
                                          SOPHIE OUIMET

                                  INTERVENTION


         Argo Steel Ltd. hereby acknowledges having taken communication of the present Agreement, agrees to be bound by Sections 2.4 and 2.8 of the Agreement in so far as such sections apply to it, and represents and warrants that (i) it has duly executed and delivered the present intervention, and (ii) the obligations of Argo Steel Ltd. contained in Sections 2.4 and 2.8 are legal, valid and binging obligations of Argo Steel Ltd., enforceable against it in accordance with their terms.



         SIGNED on this 24th day of May 2002.



                                                ARGO STEEL LTD.



                                            By: /s/ Peter J. Ouimet
                                                -------------------------------
                                                President